EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

Mercy Air Service, Inc., a California corporation (Mercy Air)

LifeNet, Inc., a Missouri corporation (LifeNet)

Rocky Mountain Holdings, LLC, a Delaware limited liability company (RMH)

FSS Airholdings, Inc., a Delaware corporation (FSS)

CJ Systems Aviation Group, Inc., a Pennsylvania corporation (CJ)

CJ Critical Care Transportation Systems, Inc., a Pennsylvania corporation

Special Jet Services, Inc., a Pennsylvania corporation

CJ Critical Care Transportation Systems of Florida, Inc., a Pennsylvania corporation

CJ Critical Care Transportation Systems of Kentucky, Inc., a Pennsylvania corporation

Corporate Jets Aerospace, Inc., a Florida corporation